Code of Conduct Exhibit 14

From Our Chief Executive Officer and Chief Compliance Officer We are part of a truly remarkable organization. Providing innovative and effective solutions which improve the lives of patients affected by Afib is a privilege that comes with great responsibilities. What we do affects our patients, our employees, health care providers, business partners, and each other. At AtriCure, we are Mission Driven to do business the right way. This Code is a guide for our conduct—our words, actions, behaviors, and most importantly our decisions. We—employees, officers, and directors—share the responsibility of holding ourselves to the highest ethical standards. We must earn and keep the trust of patients, health care providers, business partners, and everyone with whom we work. We invite you to read this Code and use it as a guide for your conduct. Speak up if you have a question, a concern, or are simply unsure about the right course of action. The Compliance team is here to support you whenever you have a question or concern. We want to hear from you! We know that speaking up takes courage. You can rest assured that AtriCure does not retaliate against those that speak up. Our company’s impressive reputation reflects the credibility that we have stablished and the integrity of our work. This is something that we can never take for granted. Doing the right thing and maintaining AtriCure’s excellent reputation depends upon each and every one of you and the decisions you make every day. Our future is bright! Let’s continue to lead the way with integrity! Mike Carrel Chief Executive Officer Margaret Price Chief Compliance Officer

Our Values Mission We are passionately focused on reducing the global Afib epidemic and healing the lives of those affected. Values We work to heal the lives of Patients, empower our People, and collaborate with our Partners to reduce the burden of Afib worldwide. AtriCure Values PEOPLE PARTNERSPATIENTS PATIENTS Our first responsibility is to put patients first. We lead rigorous clinical science to determine the safest, most effective approaches and treatments. Our commitment to education generates consistent, predictable practices and standards of care. We undertake relentless innovation to reveal new ideas that improve the experience of providers and supports the care they deliver to each patient. PEOPLE Our people act with unwavering integrity and transparency in all we do. While honoring the dignity of each person, we foster collaboration to achieve excellence across all areas. We sustain a humble culture of gratitude for each other and the good that we can bring to the world. PARTNERS We are committed to delivering the highest quality and most efficient solutions to benefit our partners, including care providers, customers, and shareholders. We strive to understand their needs and to offer the products, services, and business value that meet those needs. Employees located in the United States, note that nothing in this Code of Conduct restricts employees from engaging in activities that are protected under the National Labor Relations Act or similar laws and regulations, such as discussing their own wages or other terms of employment. This Code of Conduct does not constitute an express or implied contract or offer of employment. This Code of Conduct and all or any of its provisions may be modified or revoked without notice. 2 / AtriCure Code of Conduct

Table of Contents Introduction from Our Chief Executive Officer and Chief Compliance Officer ................... 1 Our Values ........................................................................................................................................... 2 Why We Have a Code ......................................................................................................................... 5 Our Responsibilities ........................................................................................................................ 5 Additional Responsibilities of Managers ...................................................................................... 6 Guidelines for Good Decisions ....................................................................................................... 7 Speaking Up ......................................................................................................................................... 9 Raising Concerns and Asking Questions ...................................................................................... 9 How Managers Should Handle Concerns ..................................................................................... 11 Our Commitment to Non-Retaliation ........................................................................................... 12 Putting Patients First ........................................................................................................................ 15 Meeting Our Commitment to Quality ........................................................................................... 15 Promoting with Integrity in the Marketplace ............................................................................. 16 Marketing and Selling to Health Care Providers......................................................................... 17 Protecting Patient Privacy .............................................................................................................. 17 Addressing Conflicts of Interest .................................................................................................... 17 Empowering Our People .................................................................................................................. 21 Fostering Collaboration .................................................................................................................. 21 Creating a Safe Workplace .............................................................................................................. 23 Maintaining Accurate Books and Records ................................................................................... 24 Using Assets Wisely ......................................................................................................................... 24 Protecting Confidential Information ............................................................................................ 26 Protecting Insider Information ..................................................................................................... 27 Volunteering and Being Politically Active .................................................................................... 29 Collaborating with Our Partners .................................................................................................... 31 Selecting the Right Business Partners .......................................................................................... 31 Avoiding Bribery and Corruption .................................................................................................. 33 Working with the Government ...................................................................................................... 37 Doing Business Around the Globe ................................................................................................. 37 Speaking about AtriCure ................................................................................................................ 38 Committing to Sustainability ........................................................................................................ 38 Exceptions ........................................................................................................................................... 39 AtriCure Code of Conduct / 3

We are AtriCure. Every relationship, every transaction, and every product we make and every service we provide should reflect our values.

Why We Have a Code At AtriCure, our values are clear: we put patients first, ensure that our culture of integrity, honesty, and transparency inspires all our actions, individually and collectively, and drive relentlessly to innovate. Thus, one other thing should be equally clear: we are overwhelmingly committed to doing the right thing. Each of us who works on behalf of AtriCure (or “our Company”) makes decisions every day to drive our strategies to help patients live more fulfilling lives. Some of these decisions might be straightforward and clear, but others may not be. It is not always easy to know how to do the right thing in every situation. To help each of us make decisions that benefit patients, our Company, and our partners, AtriCure has created this Code of Conduct (or “Code”) to provide guidance that can help us apply AtriCure’s values consistently in all of our interactions, no matter where we do business. We are also responsible for knowing and following the laws, regulations, industry standards, and Company policies that apply to us, including those in our Health Care Compliance Reference Manual, Business Partner Standards, and regional Company Handbook. At times, there might be situations where local requirements differ from our Code. In these cases, we will follow the stricter set of rules. Remember that you are not alone. AtriCure’s team of managers, your supervisor, Human Resources (HR), the Legal Department, and the Compliance Department, including our Compliance Officer, are valuable resources available to you if you have questions about the right course of action. Our Responsibilities Just as everyone at AtriCure shares the responsibility of making high-quality products that improve patients’ lives, all of us—officers, employees, and directors—have a responsibility to demonstrate integrity in everything we do. This Code applies to all of us, no matter what our role is at AtriCure, and our commitment to doing the right thing never wavers. Each of us is responsible for: h Acting always in a professional, honest, and ethical manner h Knowing our responsibilities under the Code as well as our policies, particularly those that relate to our individual responsibilities h Completing required training in a timely manner and keeping up to date on current standards and expectations h Raising concerns about possible violations of laws, regulations, or this Code to either your supervisor or another of the resources identified in this Code h Reporting any investigation, audit, or inquiry (whether by government or a third party) to the Legal Department, cooperating fully and truthfully, and preserving accurate and complete reports relating to any investigation, audit, or inquiry—as well as for “legal holds,” when information and documents are required to be maintained for legal reasons AtriCure Code of Conduct / 5

We are AtriCure. Every relationship, every transaction, every product we make, and every service we provide should reflect our values. Failing to meet our responsibilities can carry serious consequences. Depending on local law, this could include disciplinary actions up to termination of employment.

We expect our business partners to follow AtriCure's ***Business Partner Standards***, which lays out our key shared ethical commitments and how we expect companies we work with to conduct business on AtriCure's behalf.

Additional Responsibilities of Managers

Our managers have the added responsibility of creating an open and supportive environment where employees feel comfortable asking questions, raising concerns, and reporting misconduct. AtriCure's managers, including all supervisors, have the following additional responsibilities:

- Leading by example to model the highest standards of ethical business conduct
- Contributing to a work environment that focuses on building relationships, recognizing hard work, and valuing mutual respect and open communication
- Serving as a resource for others by communicating to employees, consultants, and temporary employees about how our Code and policies apply to their daily work
- Looking for opportunities to discuss and address challenging questions with others
- Creating a "safe" environment that allows others to feel comfortable asking questions and reporting potential violations of laws, regulations, this Code, or our policies
- Responding quickly and effectively to concerns when they are raised
- Never asking or pressuring anyone to do something they cannot do themselves
- Using Company resources properly and productively
- Understanding and applying the limits of their authority, and delegating authority only where allowed—and never to anyone they suspect may engage in unethical or unlawful conduct
- Ensuring any third parties they work with understand their ethics and compliance obligations under our Code and applicable policies


Our Values
AtriCure


6 / AtriCure Code of Conduct

Your manager talks about AtriCure’s policies and making decisions in the best interests of the Company, but you notice that she regularly accepts small gifts from vendors during the vendor selection process. You are concerned this is not right and could be influencing her selection of vendor, but do not know what to do, especially since she is your manager. You should speak to any of the resources listed in “Raising Concerns and Asking Questions,” but understandably you probably do not want to talk to your manager since it is his/her behavior that is causing you concern. Your manager should be setting an example of integrity, not telling you one thing and doing something different. We are all held to high standards for ethical conduct, and managers should serve as a clear example to others. Guidelines for Good Decisions Sometimes recognizing the right decision is complex, and this Code cannot anticipate every potential scenario. At times, we will be under pressure or unsure of what to do. When faced with a tough decision, we should gather the available facts and rely on our good judgment and common sense. You should consider these questions: 1. Does your choice reflect AtriCure’s values? a. Does it prioritize patient care and safety above all other considerations? b. Is it in favor of integrity, honesty, and transparency? c. Does it reflect a commitment to innovation? 2. Is your choice good for AtriCure? a. Is it consistent with applicable laws and regulations, as well as AtriCure’s policies? b. Is it aligned with our obligations and commitments? c. Does it avoid conduct that could harm or embarrass anyone? 3. Would you be comfortable with your decision if everyone knew about it? a. Are you willing to assume full responsibility for the decision? b. Can you articulate the rationale for your decision? If the answer to these questions is “yes”, the decision is probably a good one. But if the answer to one or more of these questions is “no” or if you are unsure, you should pause, reconsider, and speak to your manager if you need help making a decision. AtriCure Code of Conduct / 7

When we take action, speak up, and report questions and concerns, we are protecting not only patients but also the Company, ourselves, our colleagues, and AtriCure’s reputation.

Speaking Up Raising Concerns and Asking Questions Just as we are committed to improving our products to better serve patients and help them live longer, fuller lives, we all want to protect our culture and make AtriCure a stronger organization. One way that each of us can do this is by speaking up when we have a concern or see something that does not seem right. Whether it is reporting misconduct or asking questions about difficult situations, speaking up about anything that might seem unethical or illegal helps our Company address small issues before they become big problems. That way, we can stay focused on our mission of reducing the global Afib epidemic and healing the lives of those affected. In many cases, your manager might be the best resource to turn to if you have a concern or a question. Your manager will usually know the most about your work and can provide information and guidance in many situations, or help you find someone who can. In addition, the Human Resources, Legal, and Compliance functions are also willing to assist you. You always have the option of using AtriCure’s Ethics Hotline, which is only slightly different from raising concerns by contacting someone in person. The Ethics Hotline, which is operated by an independent third party, works like this: h The Ethics Hotline is available 24 hours a day, seven days a week. If you call by phone (1-855-541-4171 in the United States or at the number indicated at AtriCure.EthicsPoint. com from outside of the United States), trained specialists from an independent third- party provider will answer your call, document your concern, and forward a written report to AtriCure’s Compliance Officer for further investigation. If you use the online portal (AtriCure.EthicsPoint.com), you will document your concern yourself, and the written report will be forwarded in the same way. h After making a report through the Ethics Hotline, you will receive an identification number so you can follow-up on your concern. Retaining this number and following up is especially important if you have submitted a report anonymously, as AtriCure may need additional information to conduct an effective investigation. This identification number also allows you to track the resolution of your concern. However, out of respect for privacy, the Company will not be able to inform you about individual disciplinary actions. When you contact the Company’s Ethics Hotline, you may choose to remain anonymous, if allowed under your local law. Whether you report anonymously or share your identity, AtriCure will review your information carefully, treat it equally, take it seriously, and handle it appropriately. This could include investigation, and where necessary, remediation or corrective actions to address issues, learn from mistakes, and avoid them in the future. Keep in mind that anonymous reporting does not satisfy your duty to disclose your potential involvement in a conflict of interest or in unethical or illegal conduct. Also, nothing in this Code prevents you from reporting potential violations of the law to relevant government officials. AtriCure Code of Conduct / 9

AtriCure has an opportunity to be even better every time someone raises a concern. When we take action, speak up, and report questions and concerns, we are protecting the Company, ourselves, our colleagues, and AtriCure’s reputation. Remember, the Company cannot address an issue that it does not know about. Our Code of Ethics for the Chief Executive Officer and Senior Financial Officers contains information on reporting suspected violations related to audit and accounting procedures or related matters. You suspect—but are not certain—that your co-worker has been adding false entries to his expense reports. Should you keep your concerns to yourself, given your uncertainty? No. If you suspect a violation, please say something to your manager or another resource. It’s better to raise a potential issue in good faith than to wait and risk harm to our colleagues or the Company. Reporting “in good faith” means you are coming forward honestly with information you believe to be true, even if an investigation later reveals you were mistaken. A Closer Look: Participating in Investigations At times, you may be asked to take part in an investigation of a concern that has been reported. You should always: h Be truthful and forthcoming. Provide all the information you have about the issue. h Keep it confidential. Do not share anything you learn about the investigation with anyone who does not need to know it, even the person being investigated. h Avoid conducting your own investigation. Let AtriCure’s personnel who are trained to investigate look into the situation; do not try to do it yourself. 10 / AtriCure Code of Conduct

How Managers Should Handle Concerns

Managers have special responsibilities when questions and concerns are brought to them. Handling these issues appropriately is important in reaching fair resolutions, building trust in the Company, and in one another. If you are a manager and you receive a report of an issue, you should:

- **Listen carefully.** Thank the person for speaking up and remember that they have done something difficult and important.
- **Respond respectfully.** Take every concern seriously, even if you disagree. Commit to ensuring the concern is addressed.
- **Take steps to protect the person's confidentiality.** Avoid discussing the conversation with others who are not involved in resolving it. Share the issue and conversation only on a need-to-know basis.
- **Do not investigate the issue yourself** without consulting with the Compliance Officer, Legal Department, or Human Resources.



A manager's responsibilities include creating an open and supportive environment where employees feel comfortable asking questions, raising concerns, and reporting misconduct.

Inspire

- Lead by example
- Recognize hard work
- Conduct all business relationships ethically

Facilitate

- Communicate openly
- Develop mutual trust and respect
- Build relationships
- Promote proper and productive use of Company resources

Support

- Respond to concerns quickly and effectively
- Address challenges
- Use and delegate authority appropriately

AtriCure Code of Conduct / 11

Our Commitment to Non-Retaliation Retaliation has no place at AtriCure. The Company will protect those who speak up and will not tolerate retaliation against anyone who asks a question, raises a concern, or participates in an investigation in good faith—meaning that you are giving all the information you have, and you believe your report is correct. AtriCure encourages all of us to speak up if we have concerns about potential retaliation in any form. Keep in mind that retaliation is not always as obvious as someone getting fired or not getting a promotion. It can also take more subtle forms, such as leaving someone out of meetings, not sharing information with them, or giving them less-desirable work assignments. We know it takes courage to step forward and raise a concern, and you can do so with confidence and without fear of retaliation. Please refer to your Company Handbook for more information. In your position as a manager, you learn that a manager in a different department is dating an employee who reports to him. You know that this is a violation of our Code, but you have no formal responsibility for the department where this is happening. Should you still report what you know? Yes. While you are chiefly responsible for the area you manage, you—like all AtriCure employees—should report any concerns of which you become aware. Managers have special responsibilities to take action to uphold AtriCure’s open, ethical culture. The best approach is to speak first with the other manager. We know this is not easy, but if you cannot or that does not resolve the problem, you should proceed with the alternative options outlined in this Code. You see your colleagues conducting themselves in ways that violate the Code, but you are reluctant to raise your concerns for fear it will not be taken seriously and they will deny their conduct. You are also concerned that you might face retaliation if your colleagues discover or even suspect that you reported their concerning conduct. Should you still raise your concerns? Absolutely yes, you should raise your concerns. Raising your hand to identify issues can be difficult and is uncomfortable, even when done anonymously. But it is always worthwhile to raise issues that could disrupt our work environment or compromise our efforts to achieve our mission. Also, AtriCure is serious about enforcing its non-retaliation policy. If you feel you have experienced any form of retaliation – whether from managers or from colleagues – speak up about it so it can be addressed. 12 / AtriCure Code of Conduct

Retaliation has no place at AtriCure. The Company will protect those who speak up and will not tolerate retaliation against anyone who asks a question, raises a concern, or participates in an investigation in good faith.

Putting PATIENTS FIRST Meeting Our Commitment to Quality Promoting with Integrity in the Marketplace Marketing and Selling to Health Care Providers Protecting Patient Privacy Addressing Conflicts of Interest 14 / AtriCure Code of Conduct

Putting Patients First Meeting Our Commitment to Quality In all we do, we act in good faith, responsibly, with due care, competence, and diligence because we know that what we do changes lives. Patients lie at the heart of everything we do—so we always keep their best interests in mind. To help Afib patients around the world live healthier and more active lives, we are committed to designing, manufacturing, and providing the highest-quality products and services possible. Quality means consistently satisfying requirements and expectations by delivering products and services of the highest value in a timely manner. AtriCure is proud of the quality of our products and of our actions underlying and surrounding those products. We are committed to exceeding customer and regulatory requirements regarding researching, developing, manufacturing, packing, testing, supplying, and marketing our products. To fulfill our promise, we are committed to our Quality Policy, PULSE: Patients are always first Unwavering commitment to Quality in everything we do Listen to our customers and exceed expectations Satisfy all applicable regulations and standards Execute and maintain an effective Quality Management System, which is the policies and procedures we rely on in the design and manufacture of product In all areas of our business, from product research in our laboratories to delivery of our products, quality improvement is imperative to deliver consistent high-quality products that can treat even the most complex conditions. We also hold our suppliers accountable to ensure the quality of the products and services they provide to us. For more information, see AtriCure’s Quality Standards. You made a mistake with the data while working on a clinical trial, and some of the data is unusable now. Everything else about the trial has turned out exactly as expected, so you have every reason to believe this data would have been fine, too. You decide to extrapolate the missing data, as you think you remember most of it, and the extrapolated data fits in well with the other data. Is this okay? No, not at all. You should speak to your manager about how to handle this mistake. Data from our clinical trials must always be real, accurate, and precise so that patients and health care providers can rely on and use our products safely. AtriCure Code of Conduct / 15

Promoting with Integrity in the Marketplace Our customers and the patients they serve depend not only on the quality of our products, but also on the quality of the information we provide to the medical community and the public. Information that we provide about our products must be useful, accurate, substantiated, scientifically rigorous, and consistent with applicable legal and regulatory standards. Promotional communications should describe the products’ uses and as required, include a summary of precautions, warnings, and the effectiveness of the indicated uses. AtriCure releases and distributes promotional materials in accordance with its Commercial Materials Review Policy. Because AtriCure’s products are medical devices, we need to be more deliberate about marketing and promotion than most other industries. This is especially true on social media. A Closer Look: Using Social Media Responsibly If you communicate about AtriCure or its products through social media, be sure that you are always following all applicable policies, including those relating to confidential information and insider trading. Additionally, keep the following guidelines in mind: h Because you cannot control who views or shares what you post, treat everything on social media as public h Always act in a professional manner that reflects well on you and AtriCure, and never give the impression that you speak on behalf of the Company h Do not make unfounded or unsupported statements or misrepresent any facts h If you choose to share or like official AtriCure material that has been approved through our Commercial Materials Review policy, do not add any content, including comments h Keep in mind that sharing, retweeting, or liking a content or a post may be viewed as an endorsement, so do not interact with inappropriate content—especially anything that might be considered off-label information about AtriCure’s products As a sales representative, you know that AtriCure has a rigorous approval process for materials that are used in promoting and marketing AtriCure products, but you feel that one of our pieces is a bit confusing and could be clarified with a few small revisions that you can easily make using your home office equipment. Should you make the modifications to improve the materials? No. We must never alter marketing or promotional materials because of the risk they could be inconsistent with the FDA-cleared or approved labeling information. You should contact the Marketing Department to discuss whether the material should be revised for clarity. 16 / AtriCure Code of Conduct

Just as we speak truthfully about AtriCure, we speak honestly about our competitors and others in our markets as well. We should never insult a competitor or their products, and we should never use unethical means to gather information about our competition. Marketing and Selling to Health Care Providers We respect the relationship between patients and their health care providers. We know how important it is that medical diagnostic and treatment decisions are made always in the best interest of the patient. We also believe that anyone who pays for health care should get full value for their purchase. To help ensure this, we recognize and respect the many laws intended to protect against fraud, waste, and abuse in health care. We follow these laws by refraining from offering things of value, such as gifts, entertainment, and recreation which may improperly influence the decisions of health care providers. When health care providers (HCPs), such as physicians, provide services to AtriCure, we compensate them at fair market value for their work and take all local legal requirements into account. Our decisions to engage HCPs—and any payment for their services—are never intended to influence their purchasing decisions. For additional information about interactions with HCPs, see the Health Care Compliance Reference Manual. Speak to your manager if you have questions about the right way to work with HCPs. Protecting Patient Privacy We respect each patient’s right to privacy, and we follow the laws and regulations designed to preserve that right. We are privileged to participate in the health care industry alongside HCPs who may have additional and specific obligations under laws, e.g., HIPAA in the United States. Accordingly, we are knowledgeable about and trained in allowable uses of personal health information for purposes of patient treatment. All of us at AtriCure recognize our responsibilities to protect the personal health information of patients from inappropriate or unauthorized use or disclosure. We use this information only as needed to do our job, and we never share it with anyone who does not have a bona fide need for it. For more specific guidance about handling patient information, refer to the Health Care Compliance Reference Manual. Addressing Conflicts of Interest We must always make decisions that are in AtriCure’s best interest, avoiding actions and decisions that create, or even appear to create, a conflict of interest. We should never use our position at AtriCure, or any AtriCure resources, for our personal gain. Each of us is expected to use good judgment and avoid situations that can lead to a conflict of interest, or even the appearance of a conflict of interest. A conflict of interest arises when a competing interest may interfere with our ability to make an objective decision on behalf of AtriCure. Conflicts of interest undermine the trust others place in us and damage our reputation. AtriCure Code of Conduct / 17

Conflicts of interest may be actual, potential, or even just a matter of appearance. Since these situations are not always clear-cut, we should disclose any potential conflict of interest to our supervisor so that it can be properly evaluated, monitored, and managed. It is not possible to identify every potential conflict of interest that could occur, but there are certain common situations where conflicts typically arise. Being able to recognize a potential conflict of interest can help you avoid one. Types of conflicts of interest include: h Corporate Opportunities Any business opportunity you learn of through your employment belongs to AtriCure first. You should not take that opportunity for yourself unless you get written approval from your supervisor, who will first discuss the situation with the Compliance Officer. h Friends and Relatives at Other Companies If you find yourself working with a close friend or relative who represents a customer, supplier, or competitor, you should ensure that your judgment is not and does not appear compromised. You can do this by discussing the situation with your supervisor and the Compliance Officer. They can help determine how to address the conflict, such as having someone else manage that business relationship. h Relationships with Co-workers We should not supervise anyone we have a close personal relationship with at AtriCure, such as a relative or a romantic partner, as this could lead to the appearance of favoritism. Speak to your manager if you find yourself in such a situation. h Outside Engagements If you take any role outside AtriCure, as an employee, board member, or consultant, please notify your supervisor. They will help you determine whether the position creates a conflict. In some cases, it may be okay to have a second job. However, we may never work for a competitor, supplier, or customer performing work that competes with AtriCure’s interests. h Personal Investments In general, you should not have a significant investment in one of AtriCure’s competitors, business partners, or customers. “Significant” means that your investment is substantial enough for someone to think that you would act at AtriCure’s expense to benefit your investment. If you are unsure whether there is a conflict, you should ask for additional guidance. The Compliance Officer can help you determine whether an investment creates a potential conflict. Unless you have approval from AtriCure’s Board of Directors, you should not accept a seat on the board of directors or advisory board of any of our Company’s competitors, business partners, or customers, especially if your current job gives you the ability to influence AtriCure’s relationship with them. In general, you do not need prior approval to serve on the board of a not-for-profit or community organization—unless it creates a conflict related to the purchase or use of any AtriCure product. AtriCure’s Conflicts of Interest Policy contains additional detail relating to obtaining assistance and navigating these situations. 18 / AtriCure Code of Conduct

A Closer Look: Identifying a Conflict of Interest It is not always easy to know when a situation could create—or appear to create—a conflict of interest. Here are some questions to ask yourself to determine whether you are facing a conflict. Could my actions look like favoritism or bias? If yes: Could I have to choose between a benefit to AtriCure or a benefit to me? If yes: Could it appear that my personal interests affect my work decisions? If yes: Would my manager wonder if this was a conflict of interest? If yes: Disclose a Potential Conflict of Interest If the answer to any of these questions is “yes,” or if you’re not sure, speak to your manager right away. Conflicts of Interest: Examples h Hiring a friend’s son for a job at AtriCure, where you would be his manager h Convincing your co-worker in Sales to engage your sister as a consultant for AtriCure h Working as a consultant for an AtriCure supplier h Asking a supplier for a personal favor h Making purchasing choices based on gifts or benefits being offered to you personally AtriCure Code of Conduct / 19

EMPOWERING Our People Fostering Collaboration Creating a Safe Workspace Maintaining Accurate Books and Records Using Assets Wisely Protecting Confidential Information Protecting Insider Information Volunteering and Being Politically Active 20 / AtriCure Code of Conduct

Empowering Our People Fostering Collaboration We share responsibility for fostering an inclusive and respectful workplace and for treating each other fairly, respectfully, and with honesty. To accomplish this, and to attract and retain talented individuals, we must maintain a supportive, professional, and respectful work environment. AtriCure believes that diversity is key to innovation and excellence. Different viewpoints lead to new ideas and better solutions for patients. Each of us has a role to play in creating an inclusive and collaborative work environment that values diversity. We should all make it a point to seek out new ideas and different voices, no matter what work we do for AtriCure. AtriCure prohibits discrimination based on someone’s age, race, color, religion, sex, sexual orientation, gender identity, national origin, status as a protected veteran or individual with disability, or any other protected group status or non-job-related characteristic as directed by law. We are committed to providing a work environment that is free of unlawful discrimination, including harassment such as: h Inappropriate, demeaning, or offensive jokes or comments h Unwanted physical conduct h Threats h Sexually suggestive visual images, statements, or actions Our colleagues, job applicants, and business partners are entitled to respect. We all deserve to be assessed based on our qualifications, demonstrated skills, experience, and achievements. Our managers must foster an environment of integrity, honesty, and respect. This includes creating a work environment that is free from discrimination, harassment, intimidation, or bullying of any kind. This type of behavior is inconsistent with our values and this Code of Conduct and will not be tolerated. More information is available in your country-specific Company Handbook – Harassment-Free Workplace. Your manager often loses her temper and yells at all the people on the team when things do not go according to plan. Is that harassment? It depends, but regardless, the situation creates a negative work environment. This behavior is something that the Company will address because it violates our commitment to a respectful workplace. Share your concerns with HR, the Legal Department, the Compliance Department, or the Ethics Hotline. AtriCure Code of Conduct / 21

A Closer Look: Bullying Bullying can have an impact on an individual’s health and affect their ability to do their job. Workplace bullying is characterized by persistent and repeated negative behavior directed at an individual that creates a risk to health and safety. Some behaviors that constitute bullying are: h unfair and excessive criticism h public insults h undervaluing employees’ efforts at work h non-verbal bullying e.g., excluding or ignoring someone h cyber bullying You and your team members are working on updating AtriCure’s website. You have been in the website design field for a while, and everyone else on his team is quite a bit younger than you. When you propose adding a new functionality to the website, one of your co-workers says, “Wow, no offense, but I did not think people your age knew about that!” Everyone laughs, but you are not sure how to respond. What should you do? Are you just over-sensitive? You should speak to your manager or another resource you are comfortable with about this situation. You are not over-sensitive! At AtriCure, we never judge others based on factors such as age. We value the skills and insights that everyone brings to the table, and we want to create an environment that encourages everyone to bring their best ideas. Each of us has a right to be treated with dignity and respect and to be fairly compensated for the work we do for our Company. That includes everyone who works at AtriCure as well as all third parties with whom we work. We know and follow all labor laws that apply to us everywhere we work and, beyond following the law, we want to do what is right. If you have concerns about working conditions in any aspect of our Company’s business, contact Human Resources. 22 / AtriCure Code of Conduct

You grew up in a country different from that in which you currently work and speak with a slight accent. Your co-worker has been teasing you about the way you say certain words. You told him that he is making you uncomfortable, but he told you to lighten up. When you tell your manager about it she says, “Look, he is probably just flirting with you. It is harmless. Do not let it bother you.” Did your manager handle this situation the right way? No, she did not. As a manager, she has a responsibility to listen to your concern and take it seriously—not just dismiss it. This behavior is not appropriate for the workplace, and you did the right thing by speaking up. You can also speak to any of the other resources identified in this Code. More information can be found in your country-specific Company Handbook. Creating a Safe Workplace AtriCure is committed to providing a safe workplace in every Company facility. To do our best work for AtriCure, and ensure that we meet our commitments to each other, we must never work under the influence of alcohol, illegal drugs, or misused prescription drugs. If you are taking a prescription medication that might make it difficult for you to do your job safely, discuss it with your manager. There is another important aspect of workplace safety: meeting safety standards and regulations. Many of us work with hazardous chemicals or substances as part of our work, and we must always be sure we are handling them correctly. If you learn of a safety hazard—such as a chemical spill or an issue with equipment—alert your manager immediately. It is never okay to ignore any unsafe practice in our workplace, no matter how minor it might seem. Finally, we must observe the safety, security, and health policies and procedures that apply to our jobs. We should: h Promptly notify a manager or Facilities about any unsafe equipment or any other situation that poses a potential threat to health or safety h Maintain a neat, safe work environment by keeping workstations, aisles, and other spaces free from obstacles, wires, and potential hazards h Participate in crisis and safety drills at our location so we know what to do and can assist others in the event of an emergency h Report unsafe conditions promptly If you have concerns about a safety, health, or environmental hazard or unsafe equipment practices or conditions, promptly report them to your manager or to the Environmental Health and Safety Manager. More information is available in your country-specific Company Handbook – Violence-Free Workplace. AtriCure Code of Conduct / 23

Maintaining Accurate Books and Records As a public company, AtriCure is committed to producing full, fair, accurate, timely, and understandable public disclosures based on complete and correct information. We recognize that AtriCure’s books and records tell the story of our Company. They help us make good business decisions that serve our Company, our fellow employees, patients, and our business partners. Records include a variety of materials that we create as part of our work for AtriCure, including: h Expense reports h Timesheets h Invoices h Financial statements h Research data or clinical trial records h Contracts No matter what work we do for AtriCure, the records that we create or work on must always be complete, accurate, and clear. We should never attempt to hide or distort the truth in any records, no matter how minor a record may seem. If you work on AtriCure’s financial disclosures, it is especially important to be sure that they are always fair, truthful, and accurate, and that they meet generally accepted accounting principles. All employees are responsible for maintaining records, whether hard copy or electronic, according to AtriCure’s Records Management Policy. You sometimes forget to file expense reports for a few months at a time, but always catch up on them by the end of the year. Is this a problem? Yes. While it may not seem like a big deal, especially relative to the other important work you are doing, it is very important to report all expenses on time—especially when they relate to health care providers. We need to be able to track everything we spend, not only for our own financial records, but also for purposes of reporting certain expenses to the government. In addition, we should follow all applicable records management policies. At times, we may be contacted about an audit, investigation, or government inquiry. We should always provide accurate and complete information in these situations and never alter any records that relate to an audit or investigation—even if we think we are only correcting an error. Contact the Legal Department if you have questions about responding to a records request. If you receive a communication from the Securities and Exchange Commission, contact the Chief Financial Officer. Using Assets Wisely We all have a responsibility to use the assets that AtriCure provides to us to work toward our goal of helping patients live better lives—and it is important that we use them wisely to maximize productivity and efficiency as we work towards our mission in alignment with our values. These assets include tangible assets (such as products, equipment, electronic devices, vehicles, work time, funds, and facilities) as well as intangible assets (such as business opportunities 24 / AtriCure Code of Conduct for AtriCure, intellectual property, trade secrets, business information, and the Company’s reputation). No matter what assets we use to complete our work, our responsibilities are the same: we should use them only as needed for business purposes, and we should never waste or misuse them. In some cases, minor personal use is okay if it does not interfere with our work. We should take extra care to safeguard electronic resources, such as computers, printers, network and internet access, Company-issued phones, and similar devices. We must protect these resources by: h Creating strong passwords h Using only approved software h Keeping laptops and other devices always secure h Accessing only approved websites h Never storing or sending material that is inappropriate, obscene, or defamatory h Using resources only for legal purposes Intellectual property is a vital component of AtriCure and includes the patents, trademarks, copyrights, and other intangible assets created in the course of business (ideas, inventions, process, etc.) All of us as AtriCure employees play an important role in protecting AtriCure’s intellectual property, as contained and described in the Non-Competition, Proprietary Information, and Inventions Agreement or clauses in the employment contract we sign at the time of hire. Some incidental personal use of electronic resources is usually fine, as long as our use does not interfere with our ability to complete our work. For example, it is okay to check your personal email or your bank balance on a Company laptop, if it does not take more than a few minutes. Refer to the Company Asset Use Policy for more information. You want to make a birthday card for your co-worker, so you download a free image editing application to work on it over your lunch break. It is an application you use at home, and so you know it is safe. Can you download it on your work computer? No, you cannot. We should only use approved programs on AtriCure’s computers and phones. Downloading programs and applications without approval can create security issues for AtriCure’s network and other electronic resources. AtriCure Code of Conduct / 25

Protecting Confidential Information AtriCure’s confidential information is one of our most valuable assets. We use Company information to develop and market our products, and it has tremendous value to our Company’s success. As such, we each have a responsibility to safeguard this information. Confidential information includes any non-public information we learn about AtriCure and anyone with whom we do business, such as suppliers and customers. That includes: h Information about a company’s financial condition, prospects, or plans h Marketing and sales programs h Research and development information h Knowledge about possible transactions with other companies h Intellectual property, such as patents, trade secrets, trademarks, copyrights, ideas, inventions, and designs h Any information that might be of use to competitors, of interest to the press, or harmful to AtriCure or its customers if it were disclosed Confidential information is vital for developing devices that meet our stakeholders’ expectations for excellence and innovation. We should never share any of this information with anyone who does not need to know it for a business reason—even fellow AtriCure employees. We should avoid discussing confidential information in public where it could be overheard, and we should take care when using our laptop or viewing confidential information in public to be sure it is not visible to passersby. If you have a business need to share confidential information with a third party, reach out to the Legal Department to discuss the best way to do so. Keep in mind that even if we leave AtriCure to work for another organization, we still have a responsibility to protect our Company’s information. It is not okay to share confidential information with a new employer. Likewise, we should never ask new hires to share any confidential information they had access to at a previous employer. Personal Information Many of us have access to personal data about our colleagues, business partners, customers, and others. While protecting this information is now a legal requirement in many jurisdictions, privacy is also a matter of trust. In handling personal data, we will be deliberate and share information only on a need-to-know basis, thoughtfully, appropriately, and in a manner consistent with applicable privacy policies and notices. Understanding and properly applying the data privacy laws and policies applicable in our roles shows respect for individuals and decreases the risk of compromising personal data. 26 / AtriCure Code of Conduct

You and a colleague work in different departments and take the bus to and from work together. The two of you often chat in detail about the projects to which you are assigned. You both figure this is okay because no one is really listening to you. Is this right?

No. In public situations like this, you never know who could be listening. You both should be careful not to reveal any AtriCure confidential information in your conversations and should also only share information about third parties and personnel with each other if they have a business need to know it.

How We Protect Confidential Information

- Only access confidential information on approved devices
- Be aware of your surroundings—do not access confidential information where someone else could see it
- Avoid discussing confidential information in public
- Do not share confidential information with your family, friends, or even co-workers who do not need to know it for purposes of conducting business

Cybersecurity

We all need to develop and practice good cybersecurity habits as well. Because of the changing nature of the threats, this is an area that develops quickly and changes frequently. Make sure you follow the processes and practices we have in place to protect our networks, computers, programs, and data from attack, damage, and unauthorized access. Keep up to date on all training and make use of resources that are made available to you. Do not hesitate to reach out to available resources, like the Help Desk, when you have questions or concerns.

Protecting Insider Information

Many of us have access to insider information—that is, material, non-public information—about AtriCure or entities or individuals with whom we do business. Material information is any information that a reasonable investor would consider important in making a decision to buy, sell, hold, or vote securities. For example, this could include:

- Results of clinical trials relating to the Company's products or significant actions by regulators such as the FDA
- A pending or proposed merger, acquisition, tender offer, or joint venture
- A Company restructuring or changes in senior management
- New major contracts, orders, suppliers, customers, or finance sources – or the loss of one

AtriCure Code of Conduct / 27

h Significant changes or developments in products, research, pricing, or technologies h Significant changes or developments in supplies or inventory, including significant product defects, recalls, or product returns We should never buy or sell stock based on any insider information, even if it is about another company. We should also never pass this information along to anyone else so that they can make stock trades—a practice sometimes called “tipping”. Keep in mind that information is considered non-public until the stock market has had a chance to fully absorb it, so we must wait three days after material information becomes public before making any stock trades. For more information about insider trading, you can contact the Compliance Officer. See the Insider Trading Policy for more information. At AtriCure, we believe that we can bring good to the world with our spirit of excellence and gratitude. 28 / AtriCure Code of Conduct

Volunteering and Being Politically Active At AtriCure, we believe that we can bring good to the world with our spirit of excellence and gratitude. This belief goes beyond the work we do for patients. We strive to have a positive impact on the communities where we live and work. In this spirit, AtriCure encourages us to volunteer for charitable organizations that support causes we care about. During these activities, we should not do anything that would give the impression that we are representing AtriCure. Likewise, we should not use Company time or resources for our own volunteer activities, unless we have permission to do so. We may also choose to become involved in political causes. Just as with charitable activities, we should not give the impression that AtriCure supports the cause, and we should never use Company assets. If you interact with government officials as part of your work for AtriCure, be sure to always keep integrity and transparency in mind. Follow the lobbying laws that apply to your work, and always act ethically. A Closer Look: Volunteering How can you avoid giving the impression that you represent AtriCure in your personal volunteer activities? It might not be as simple as you think. Here are some things to steer clear of: h Using AtriCure resources (such as vehicles or electronic resources) for volunteer purposes h Writing letters on AtriCure letterhead h Providing items with the AtriCure brand or logo to the organization you volunteer for, without permission h Using work time for volunteer activities without permission In addition, we should ensure that our personal support of any charitable cause is not viewed as support from the Company. Any request for a charitable contribution from the Company should go through the proper review and approval process, which is generally administered by Human Resources. We must never make a charitable contribution to gain favor or exert improper influence. AtriCure Code of Conduct / 29

COLLABORATING with Our Partners Selecting the Right Business Partners Avoiding Bribery and Corruption Working with the Government Doing Business Around the Globe Speaking about AtriCure Committing to Sustainability 30 / AtriCure Code of Conduct

Collaborating with Our Partners Selecting the Right Business Partners Each of us represents AtriCure—and so do our business partners. This includes suppliers, vendors, and anyone else with whom we work. Our business partners must also meet our standards for transparency, integrity, safety, and excellence. If you learn that one of our business partners is not living up to these standards, speak to your manager immediately. You learn that two AtriCure vendors are working together to set the price of our products, and they are overcharging customers. They are not AtriCure employees, and you do not want to get too involved in their companies or business decisions. What should you do? You should speak to your manager about this situation. This could violate laws related to fair competition. It is never okay to turn a blind eye to any illegal or unethical behavior, even if it does not involve AtriCure employees. We work to heal the lives of patients, empower our people, and collaborate with our partners to reduce the burden of Afib worldwide. We are committed to delivering the highest quality and most efficient solutions to benefit our partners. AtriCure Code of Conduct / 31

Competing Fairly We always deal fairly with AtriCure’s suppliers, customers, competitors, and their employees. We do not take advantage of anyone through manipulation, concealment, or abuse of privileged information, misrepresentation of material facts, or any other type of unfair business practice. We also respect our suppliers’ and customers’ confidentiality and privacy. We should use any information about our suppliers, customers, competitors, and employees in an ethical manner consistent with applicable laws, regulations, and our agreements. Under no circumstances should we obtain information through theft, illegal entry, blackmail, electronic eavesdropping, or any sort of misrepresentation. If you have questions or concerns about how any information was obtained, contact the Legal Department before using it. Further, we always compete fairly and follow the local antitrust laws that apply to us. AtriCure is dedicated to ethical, fair, and vigorous competition. Our Company is committed to selling products based on their merit, superior quality, and innovative design through the efforts of our personnel and our expertise. We must never make an agreement with a competitor to manipulate the market or agree to take part in any unethical or illegal competitive tactics, such as: h Abusing market power h Fixing prices or exchanging information that would facilitate price fixing h Illegally dividing or allocating customers, markets, or territories h Bid-rigging h Limiting the availability of products or services h Refusing to deal or encouraging a boycott of a product or service It is important to understand that agreements with competitors or suppliers do not have to be formal or in writing to violate the antitrust laws. Even an informal, verbal agreement can be a violation of an antitrust law. Hence, we need to be careful about how we interact with other companies in our industry in any context. 32 / AtriCure Code of Conduct

A Closer Look: Trade Associations In the medtech industry, trade associations are an important way that we can share information with colleagues from other companies. However, because trade associations, such as AdvaMed or Medtech Europe, bring competitors in close proximity with each other, they can also create the potential for antitrust violations. If you are interacting with competitors at a trade association meeting or a convention, keep the following guidance in mind: h Avoid discussing anti-competitive topics (like AtriCure’s pricing or the supply of the Company’s products) in any way. Even casual discussions could seem suspicious to observers. h If someone else brings up an anti-competitive topic in a conversation, it is not enough to just stay silent. Be sure that you voice your objection to the topic, and then leave the conversation immediately. h At formal meetings of trade associations, always make sure there is an agenda, and stick to it. If someone starts talking about topics that could violate antitrust laws, you should speak up and object to it. Make sure that your objection is recorded in the meeting minutes, and then leave the meeting. Antitrust laws are complex, and it is not always easy to know how to follow them. If you have questions about interacting with competitors, do not hesitate to speak to your manager, the Legal Department, the Compliance Officer, or any other resource. Avoiding Bribery and Corruption We do not engage in corruption or bribery in our business practices or allow any third parties working on AtriCure’s behalf to do so. We prohibit bribes, fraudulent conduct, kickbacks, illegal payments, and any other offer of anything of value that may inappropriately influence anyone we do business with. We never offer or give anything in order to secure an improper advantage with a government official, HCP, customer, or third party. We succeed by delivering high-quality and efficient solutions to our partners, not through bribery or other forms of corruption. AtriCure believes that bribery can affect physicians’ decision-making and negatively impact patients. As part of our commitment to helping patients get the best outcome for their health, whether we are working with government or commercial customers, we never offer or accept a bribe of any kind. A bribe does not have to be cash—it could be anything of value, such as: h Gifts, meals, or entertainment h Favors h Offers of employment or internships h Contributions to charitable organizations h Loans or discounts that are not commonly available h Paid vacations or travel AtriCure Code of Conduct / 33

Our stance is simple: we steer clear of offering or accepting anything that could even appear to be a bribe or an attempt to influence a business decision. In addition, we cannot hire a third- party agent or entity to do something that would not be allowed under this Code. We must never hire a consultant or third-party agent if we have reason to believe they may attempt to engage in bribery or corrupt activities. AtriCure has detailed procedures for engaging sales intermediaries around the world. See our Sales Intermediary Policy for more guidance. If we work with government officials, we should also be on the lookout for requests for facilitation payments. These small payments are intended to facilitate routine government actions, such as obtaining permits or visas. In some places where we work, facilitation payments may be legal under local laws. However, we at AtriCure will never offer a facilitation payment in any situation. Who Is a Government Official? “Government official” is a broad term that refers to any officer or employee of a government or any department or agency, or any person acting in an official capacity. This includes: h Employees and officers of a government or any department or agency h Elected officials h *Employees or associates of government-owned or -controlled entities, such as public universities, hospitals, utility companies, or housing authorities h Anyone acting in an official capacity h Royal family members h Political candidates and political party officials h Employees of international organizations like the United Nations *In some countries around the world, local governments regulate health systems and play a very active role in health care. In these countries, most health care workers (including physicians, administrators, and other HCPs) who work in state hospitals are considered government officials. If we work with government officials, we must always avoid attempting to influence their decisions or give the appearance that we are doing so. Such behavior violates the Foreign Corrupt Practices Act of the United States and potentially the anti-bribery and anti-corruption laws of other countries as well. 34 / AtriCure Code of Conduct

A representative of a sales intermediary told you that he is arranging a convention at a lavish resort so that customers and their families can convene for a weekend. The representative told you, “I think you will be excited about the increase in your sales after the weekend.” Is this okay? After all, you did not yourself do anything wrong. Under AtriCure’s policy, an event like this is never allowed, even if it is organized by a third party. Sales intermediaries, distributors, and other third parties that act on behalf of our Company may not do anything that we are not allowed to do ourselves. If you hear of one of AtriCure’s third parties doing something that does not meet our standards for integrity, you should reach out for help from your manager or the Legal or Compliance functions. It is not always easy to tell when something could be considered a bribe, as the anti-bribery and anti-corruption laws are complex. Speak to either the Legal Department or the Compliance Department if you have any questions before offering or accepting anything questionable. An administrator at a government hospital tells you that his facility is trying to choose between AtriCure and one of our competitors. He says he will choose AtriCure if you can help his daughter get an internship in our Company’s research department. You know that there are openings for research interns, and the physician’s daughter seems like she is qualified. Can you recommend her for an internship? No, you cannot. The hospital administrator is a government official, and he is asking for a bribe—a favor for his daughter. We never offer bribes under any circumstances. You should get help managing this situation. AtriCure Code of Conduct / 35

Steering Clear of Kickbacks and Inappropriate Gifts As employees, we sometimes encounter situations where we are offered kickbacks, inappropriate gifts, or entertainment by a customer, supplier, or other organization with whom AtriCure does business. A kickback is the return of money already paid (or that is due to be paid) to reward making or fostering a business arrangement. We should never accept anything that is intended to improperly influence a business decision or that could appear to be a kickback. Neither we nor our family members should accept any gift or entertainment unless it meets all of the following criteria: • It is infrequent (certainly not more than once per year) • It is not a cash or a cash equivalent • It is consistent with customary business practices • It is not excessive in value • It could not reasonably be construed as a bribe or payoff • It does not violate any laws or regulations We should never accept, request, or offer any form of “under-the-table” payment, kickback, bribe, rebate, or other payment. If you are offered an improper payment or gift, report it to your manager immediately. For more information, see AtriCure’s Conflict of Interest Policy. Is it okay to accept a gift or entertainment by AtriCure’s customer, supplier, or business partner? Only if the following are true: The law prohibits offering, accepting, or requesting kickbacks or bribes. Do not accept any payment or rebate that is made, or looks like it could be made, to influence or reward a business decision. Valuable or regular gifts, entertainment, or payments of any kind could be considered a kickback or bribe and should not be accepted or offered by AtriCure or members of our organization. It does not violate laws or regulations. It is reasonable to believe it is not a bribe or payoff. The value is not excessive. It is a customary business practice. It is not cash or a cash equivalent. It is infrequent.   36 / AtriCure Code of Conduct

Working with the Government Many government agencies purchase our products. As with all customers, we should take extra care to act transparently and with integrity when working with the government. We must know and follow all regulations and contractual requirements that apply to us, as there are many important laws that apply to our work with government-funded health care programs, such as the United States False Claims Act, among others. When claims are submitted to the government for reimbursement, all of the information in the claim needs to be complete, accurate, and in line with legal requirements. For more information about working with the government, refer to the Health Care Compliance Reference Manual. Doing Business Around the Globe We provide solutions for patients around the world, and we always follow all applicable laws related to global trade so that our products can reach patients who need them. We must follow the import and export laws that apply to our work. It is important to keep in mind that imports and exports do not have to be physical—they can be information or software, for example. In these cases, trade laws still apply. Be sure you have checked the relevant laws before importing or exporting anything. We also comply with laws related to trade sanctions and boycotts. We do not do business with countries or individuals on watch lists, and we never engage in any unsanctioned boycott. Trade laws and sanctions can be complex, so it is important to do proper due diligence on anyone we do business with to be sure we are following the law. If you have questions, speak to the Chief Compliance Officer. Money Laundering During the course of our work for AtriCure, we should be watchful for signs of money laundering. Money laundering is any process designed to make illegal funds seem legitimate. Some common signs of money laundering are: h Overpaying and requesting a partial refund h Breaking one large transaction into smaller ones h Paying in cash h Receiving payments from a third party on someone else’s behalf h Making requests to transfer money to another country If you note potential indications of money laundering, speak to your Compliance Officer promptly. AtriCure Code of Conduct / 37

Speaking about AtriCure The information we give the public about our Company and our products should always be accurate and clear. Whether on social media or in any other context, we never give the impression that our views represent the Company unless we are an authorized spokesperson. If you are contacted about your work for AtriCure by a member of the media, refer them to AtriCure’s Vice President, Corporate Marketing & Communications, or, if you are contacted by an analyst or investor, refer them to the Chief Financial Officer. You host a podcast where you talk to other researchers in the medtech industry about their work. You often state that you work for AtriCure and sometimes mention when AtriCure is working on a new solution for patients. You know that only a few people listen to your podcast, so you figure this is not a big deal. Are you right? No, that is not right. Listeners might get the impression that you are speaking on behalf of AtriCure, which is not true. In addition, you need to ensure you are not sharing AtriCure’s confidential information. Even if you only have a few listeners, you must still be careful about what you say and should talk to one of our available resources that can help guide you. Committing to Sustainability We respect international social principles aimed at promoting and protecting human rights and invest in improving the lives of people in need. We engage and encourage our employees to engage in their communities in positive and productive ways. We strive to minimize our impact on the environment, so that we, patients, and our partners can thrive in the long term. We continually work to establish and refine programs to reduce our resource use, minimize our carbon footprint, and fight climate change. We expect the same commitments from our suppliers and business partners, and we will do our part to ensure that they are doing so. We know that we have a role to play in protecting our planet for future generations, and we are proud to do so. This focus on sustainability and long-term results helps us succeed as a business and as a community. We are always working to ensure that we are meeting the standards set by others in our industry and the global business community as a whole. 38 / AtriCure Code of Conduct

Exceptions If you feel you need an exception to any provision of our Code of Conduct, you must first contact your manager. If they believe an exception is warranted, they must contact the Compliance Officer in writing to obtain written approval. Exceptions for board members and officers must be approved by the Company’s Board of Directors. To determine whether an exception is appropriate, consider whether the request truly is “exceptional,” meaning it is not something that everyone would want because it represents higher value or better quality. The situation must have some truly unique or uncommon aspect. Exceptions must be obtained in advance, not after the fact. We should include written approval of any exception with any related documentation and records, such as expense reports. The Compliance Department will track exceptions. We provide solutions for patients around the world, and we always follow all applicable laws related to global trade so that our products can reach patients who need them. AtriCure Code of Conduct / 39

NOTES

ATRICURE, INC. CORPORATE HEADQUARTERS 7555 Innovation Way Mason, Ohio 45040 USA www.AtriCure.com ATRICURE – MINNETONKA 130 Cheshire Lane, Suite 250 Minnetonka, MN 55305 USA ATRICURE – PLEASANTON 3875 Hopyard Rd, Suite 160 Pleasanton, CA 94588 USA ATRICURE – EUROPE BV De Entrée 260 1101 EE Amsterdam Z.O. Netherlands ATRICURE – HONG KONG Level 16, The Hong Kong Club Building 3A Chater Road Central, Hong Kong AtriCure Code of Conduct POL-002-000 Version 02 Effective 2021 Know where to go for help: AtriCure has people ready to support you, including your manager and other managers within the organization, members of our Human Resources Department, the Legal Department, and the Compliance Department, which can also be reached through Compliance@AtriCure.com. Of course, AtriCure’s Ethics Hotline is also available at 855.541.4171 within the United States and through AtriCure.EthicsPoint.com, which contains phone numbers available for other countries as well.